Exhibit 10.2

Execution Version

RETROCESSION AGREEMENT

between

TOKIO MILLENNIUM RE AG

and

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.

This RETROCESSION AGREEMENT (the “Agreement”), is made and effective as 12:01 a.m. on March 22, 2019 (the “Effective Date”), by and between TOKIO MARINE &NICHIDO FIRE INSURANCE CO., LTD. (“Reinsurer”), a company organized in accordance with the laws of Japan, and TOKIO MILLENNIUM RE AG, a company organized in accordance with the laws of Switzerland and/or its branches (collectively, the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the Reinsurer wish to enter into a retrocessional arrangement pursuant to which the Company will cede to the Reinsurer, and the Reinsurer will assume from the Company, all of the Company’s liabilities arising from the Stop Loss Reinsurance Contracts (as defined below) comprising the Subject Business (as defined below) upon the terms and subject to the conditions described herein; and

NOW, THEREFORE, in consideration of the foregoing premises and recitals, which form a part of this Agreement, and the mutual covenants and agreements herein contained and of the mutual benefits herein provided, the parties hereto hereby agree as follows:

ARTICLE I

SUBJECT BUSINESS

This Agreement shall cover liabilities ceded to the Reinsurer under the Stop Loss Reinsurance Contracts listed on the schedule attached hereto as Exhibit 1 (the “Stop Loss Reinsurance Contracts Schedule”) and made a part hereof, as amended and provided by the Company to the Reinsurer from time to time during the Risk Period of this Agreement in the manner set forth in the immediately following paragraph (such contracts set forth on the Stop Loss Reinsurance Contracts Schedule (as may be amended), collectively referred to herein as the “Subject Business”).

The term “Stop Loss Reinsurance Contract(s)” shall be limited to those agreements entered into by the Company with the Third Party Capital Partners (as defined below), and do not include any stop loss reinsurance agreements written in the ordinary course of business to any entity that is not a Third Party Capital Partner.

The Subject Business shall be limited to Stop Loss Reinsurance Contracts that the Company entered into with Third Party Capital Partners which either (i) are in force as of the Effective Date or (ii) incept during the Risk Period. “Third Party Capital Partners” shall mean those fund managers identified on Exhibit 2, inclusive of any individual funds managed by those fund managers.

ARTICLE II

AGGREGATE LIMIT

The Reinsurer shall indemnify the Company for Losses (as defined below) it pays under the Stop Loss Reinsurance Contracts comprising the Subject Business in an aggregate amount not to exceed (a) the Aggregate Limit for the respective Annual Period and (b) the Total Aggregate Limit for all Annual Risk Periods.

Losses under each Contract constituting the Subject Business will be covered in the Annual Risk Period in which the effective date of such Contract occurs. With respect to Losses under Stop Loss Reinsurance Contracts already in force as of the Effective Date, such Losses will be covered in the First Annual Risk Period.

The Company shall notify the Reinsurer of the Aggregate Limit for each Annual Risk Period no later than fifteen (15) days following the first day of each such Annual Risk Period.

There shall be no reinstatement whatsoever of any limit under this Agreement for any Annual Risk Period.

“Aggregate Limit” shall mean, for each Annual Risk Period:

First Annual Risk Period:	As determined by the Company, but not to exceed the greater of (a) $3,000,000,000 and (b) the total amount of limits for Stop Loss Reinsurance Contracts comprising the Subject Business in force on the Effective Date.

Second Annual Risk Period:	As determined by the Company, but not to exceed the lesser of (a) $3,000,000,000 and (b) the Total Aggregate Limit less the Aggregate Limit for the First Annual Risk Period.

Third Annual Risk Period:	As determined by the Company, but not to exceed the lesser of (a) $3,000,000,000 and (b) the Total Aggregate Limit less the Aggregate Limit for the First Annual Risk Period and the Aggregate Limit for the Second Annual Risk Period (such amount not to be less than zero).

“Risk Period” shall mean the period commencing at 12:01 a.m. Standard Time on the Effective Date to and including 11:59 p.m. Standard Time on December 31, 2021.

“Standard Time” shall follow the time specified or determined, as applicable, under the applicable Contract comprising the Subject Business.

“First Annual Risk Period” shall begin at 12:01 a.m. Standard Time on the Effective Date and end at 11:59 p.m. Standard Time on December 31, 2019.

“Second Annual Risk Period” shall begin at 12:01 a.m. Standard Time on January 1, 2020 and end at 11:59 p.m. Standard Time on December 31, 2020.

“Third Annual Risk Period” shall begin at 12:01 a.m. Standard Time on January 1, 2021 and end at 11:59 p.m. Standard Time on December 31, 2021.

“Total Aggregate Limit” shall mean $5,500,000,000.

ARTICLE III

TERM

This Agreement shall become effective, and the reinsurance coverage hereunder shall incept, as of 12:01 a.m. Standard Time as of the Effective Date and shall continue in effect from the Effective Date until:

(i)	Such time as the Company has no further liability with respect to the Subject Business and all amounts due to the Company under this Agreement have been paid by the Reinsurer;

(ii)	The Total Aggregate Limit has been paid in full; or

(iii)	This Agreement is terminated in accordance with its terms.

Upon the expiration of the Risk Period, the Reinsurer shall remain liable for all Losses (including, without limitation, all incurred Losses as well as Losses incurred but not reported) with respect to all Stop Loss Reinsurance Contracts comprising the Subject Business in force on the Effective Date or with effective dates during the Risk Period until the natural expiration date and final disposition of all of the Company’s obligations with respect to such Stop Loss Reinsurance Contracts.

ARTICLE IV

COVERAGE

Subject to the terms and conditions hereof, the Reinsurer shall indemnify the Company for 100% of losses paid by the Company under Stop Loss Reinsurance Contracts comprising the Subject Business, provided that the maximum amount payable by the Reinsurer hereunder in the aggregate for any Annual Risk Period shall not exceed the applicable Aggregate Limit for such Annual Risk Period or the Total Aggregate Limit during the Risk Period.

“Loss” or “Losses” shall be equal to the sum of all loss amounts to be paid (and in fact paid) by the Company in accordance with the terms of the Stop Loss Reinsurance Contracts comprising the Subject Business. For avoidance of doubt, “paid” as used herein shall include offset of any other balances held at the Company.

ARTICLE V

TERRITORY

This Agreement shall follow the territorial scope of the Stop Loss Reinsurance Contracts comprising the Subject Business.

ARTICLE VI

EXCLUSIONS

This Agreement shall be subject to the exclusions contained in the Stop Loss Reinsurance Contracts comprising the Subject Business.

ARTICLE VII

FOLLOW THE FORTUNES

The Reinsurer’s liability for each Contract comprising the Subject Business shall attach simultaneously with that of the Company and shall be subject in all respects to the same risks, terms, conditions, definitions, coverages, interpretations, waivers, modifications, alterations, and cancellations as the respective insurances (or reinsurances) of the Company (including, without limitation, coverage for any extra-contractual obligations or losses in excess of policy limits, as may be covered under any Stop Loss Reinsurance Contracts comprising the Subject Business). The true intent of this Agreement is that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, including the Total Aggregate Limit, follow the fortunes of the Company. Notwithstanding anything to the contrary, the Company and the Reinsurer agree that the Company would not otherwise agree to insure or reinsure risks under the Stop Loss Reinsurance Contracts without the Reinsurer’s absolute and unconditional commitment to follow the fortunes of the Company in all respects with respect thereto as expressly set forth in this Agreement in accordance with the terms hereof, except in cases of gross negligence, fraud and willful misconduct on the part of the Company.

ARTICLE VIII

PREMIUM

The Company will pay the Reinsurer the premium set forth on Exhibit 3 hereto on the Effective Date.

ARTICLE IX

REPORTS

Within twenty (20) Business Days after the close of each calendar quarter, the Company shall provide the Reinsurer the following information (each, a “Quarterly Report”) with respect to each Contract included in the Subject Business: the applicable Annual Period for such Contract, the remaining Aggregate Limit for each Annual Period and the aggregate premiums received for each Annual Period. In connection with the delivery of each Quarterly Report, the Company will also deliver an updated Stop Loss Reinsurance Contracts Schedule. In addition, the Company shall immediately notify the Reinsurer once it becomes aware of a claim under a Contract included in the Subject Business that is likely to give rise to a Loss under this Agreement.

ARTICLE X

SETTLEMENTS OF REINSURER’S LIABILTIIES

Within thirty (30) Business Days after receipt by the Reinsurer of any Quarterly Report, and an invoice reflecting amounts due under this Agreement, the Reinsurer shall pay to the Company amounts due hereunder.

Notwithstanding the above, in the event that at any time the Company becomes obligated to make a payment or series of payments under a Stop Loss Reinsurance Contract included in the Subject Business that will give rise to a Loss under this Agreement, before such payment is due, the Company may present to the Reinsurer an itemized statement of the amounts payable hereunder. The Reinsurer then shall be obligated (subject to the terms and conditions of this Agreement) to simultaneously pay such Loss to the Company when the Company makes the payment or series of payments under the Stop Loss Reinsurance.

ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

(a)	The Reinsurer represents and warrants to the Purchaser and the Company as of the Effective Date that:

(i)

the Company and the Reinsurer are duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and have the corporate and legal power and authority to own, lease and operate their assets, to carry on their business as now conducted and to enter into and consummate the transactions contemplated hereby;

(ii)

the Company and the Reinsurer have duly authorized, executed and delivered this Agreement, which constitutes the legal, valid and binding obligation of the Company and the Reinsurer enforceable against the Company and the Reinsurer in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles;

(iii)

the execution, delivery and performance by the Company and the Reinsurer of this Agreement, and the performance by the Company and the Reinsurer of their respective obligations hereunder will not (i) conflict with any of the provisions of the articles or certificate of incorporation and bylaws of the Company or the Reinsurer, as applicable, (ii) conflict with or result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien on the shares of issued and outstanding capital stock of the Company or any property or asset owned by the Company under, any Permit, instrument, contract or other legally binding commitment or agreement to which the Company or the Reinsurer is a party or by which any of their respective properties or assets is bound, or (iii) violate any Law applicable to the Company or the Reinsurer or their respective properties or assets.

(b)	The Reinsurer covenants to the Company that it shall use utmost good faith in all of its dealings with the Company and in all of the transactions contemplated hereby.

“Purchaser” shall mean RenaissanceRe Holdings Ltd.

ARTICLE XII

ADMINISTRATION COVENANTS

The Company shall administer the Subject Business at the Company’s sole expense. The Reinsurer shall not be liable for any costs and expenses for the administration of the Subject Business and the Company shall be entitled to retain all revenues, premiums and fees related to the Subject Business.

The Company shall administer the Subject Business in a professional and competent manner consistent with the Company’s past practice and in accordance with the following:

(a)	the Company shall use utmost good faith in all of its dealings with the Reinsurer under this Agreement and in all of the transactions contemplated hereby;

(b)	the Company shall not make any material change in the guidelines, principles, practices or policies in effect on the date hereof with respect to pricing or underwriting the Subject Business;

(c)

the Company shall not make any material changes in the Company’s methods of accounting, except in accordance with commercially accepted accounting practices or as required by applicable law or accounting standards;

(d)

the Company shall not settle or compromise any claim under the Subject Business that is in excess of $10,000,000 individually or $25,000,000 in the aggregate without consent from the Reinsurer, such consent not to be unreasonably withheld;

(e)

the Company shall enforce its rights to salvage and subrogation relating to any loss, a part of which loss was sustained by the Reinsurer under this Agreement, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is economically reasonable to do so; if the Company refuses or neglects to enforce any rights of subrogation relating to the Subject Business, the Reinsurer will be entitled to exercise the Company’s right of subrogation, and is hereby empowered and authorized to institute appropriate action in the name of the Company;

(f)

the Company shall not transfer or sell, by any means, all or a portion of the Subject Business to an unaffiliated entity without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld; and

(g)	the Company shall maintain books and records relating to the Subject Business and this Agreement in accordance with the Company’s policies and procedures generally applicable thereto.

ARTICLE XIII

CURRENCY

Wherever the word “Dollars” or sign “$” appear in this Agreement they shall be construed to mean United States Dollars.

For purposes of this Agreement, when the Company pays Losses in currencies other than United States currency, such Losses shall be converted into United States Dollars at the same rates of exchange as entered in the Company’s books.

ARTICLE XIV

ACCESS TO RECORDS/CONFIDENTIALITY

The Reinsurer and its duly appointed representatives shall have full access to the books and records of the Company during normal business hours on all Business Days and at any other reasonable times for the purpose of obtaining information concerning this Agreement and the Stop Loss Reinsurance Contracts covered hereunder or the subject matter hereof. Upon request, the Company shall supply the Reinsurer and its duly appointed representatives, at the Reinsurer’s expense, with copies of the whole or any part of such books and records relating to this Agreement or the subject matter hereof.

Each of the parties (as a receiving party, the “Receiving Party”) agrees, on behalf of itself and its affiliates, agents and representatives, to hold and keep confidential, and not to disclose to any third party (for the avoidance of doubt, “third party” as used herein shall not include any affiliates, agents, representatives or investors of the Receiving Party), any confidential and proprietary information of the other party (as disclosing party, the “Disclosing Party”) that it receives or has access to (unless requested or required by relevant insurance regulatory authorities or otherwise compelled to do so by applicable law). The Reinsurer further agrees, on behalf of itself and its affiliates, agents and representatives, that it shall not use any underwriting or related information received from the Company, except for the sole purpose of analyzing the risks to be ceded to the Reinsurer hereunder or in the application of the terms of this Agreement. The Receiving Party agrees to abide by any determination by the Disclosing Party that any information provided to the Receiving Party constitutes confidential and proprietary information.

ARTICLE XV

ERRORS AND OMISSIONS

Any inadvertent delay, omission, or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified promptly upon discovery.

ARTICLE XVI

RIGHT OF ASSOCIATION

The Reinsurer shall have the right, but not the obligation, to associate at its own expense with the Company in the adjustment, litigation or negotiation of claims arising from the Subject Business; however, the Company shall retain ultimate authority on handling of claims

ARTICLE XVII

ARBITRATION

Any dispute or claim between the Reinsurer and the Company arising out of or relating to this Agreement, including its formation and validity, shall be referred to arbitration. Arbitration shall be initiated by the delivery, by mail, facsimile, or other reliable means, of a written demand for arbitration by one party to the other. The arbitration shall be held in the State of New York or such other place as the parties may mutually agree.

Arbitration shall be conducted before a three-person arbitration panel appointed as follows. Each party shall appoint one arbitrator, and the two arbitrators so appointed shall then appoint a neutral umpire before proceeding. If either party fails to appoint an arbitrator within thirty (30) days after it receives a written request by the other party to do so, the requesting party may appoint both arbitrators. Should the two arbitrators fail to choose an umpire within thirty (30) days of the appointment of the second arbitrator, the parties shall appoint the umpire pursuant to the ARIAS•U.S. Umpire Selection Procedure. The arbitrators and umpire shall be either present or former executive officers of insurance or reinsurance companies, or arbitrators certified by ARIAS•U.S. The arbitrators and umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration.

The arbitrators and umpire shall interpret this Agreement as an honorable engagement, and shall not be obligated to follow the strict rules of law or evidence. In making their award, they shall apply the custom and practice of the insurance and reinsurance industry, with a view to effecting the general purpose of the Agreement.

The decision of a majority of the arbitration panel shall be final and binding. The arbitration panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction. Each party shall pay: (i) the fees and expenses of its own arbitrator; and (ii) an equal share of the fees and expenses of the umpire and of the other expenses of the arbitration.

ARTICLE XVIII

NOTICES

All notices, requests, demands and other communications hereunder must be in writing (including facsimile transmission or electronic mail) and shall be deemed to have been duly given (i) when received if delivered by hand against written receipt, (ii) when received if sent by facsimile transmission or electronic mail between 9:00 a.m. and 5:00 p.m. on a Business Day, provided such transmission is confirmed by the transmitting machine or e-mail system of the sender, or (iii) if sent by overnight courier, two (2) Business Days after delivery to a recognized major overnight courier service, fees prepaid. In each case notices shall be addressed as follows:

If to the Company:

Tokio Millennium Re AG

Beethovenstrasse 33

Zurich 8002 Switzerland

Attn: General Counsel

Fax: +41 43 283 60 99

If to the Reinsurer:

Tokio Marine & Nichido Fire Insurance Co., Ltd.

1-2-1 Marunouchi, Chiyoda-Ku, Tokyo, 100-8050, Japan

Attention: Tomoya Kittaka, General Manager,

Global Division, Commercial Lines Marketing Department

Tel: 81-3-6267-5775

Fax: 81-3-6267-5755

E-mail: TOMOYA.KITSUTAKA3@tmnf.jp

ARTICLE XIX

MISCELLANEOUS

A. Offset. Both the Reinsurer and the Company shall have, and may exercise at any time, the right to offset any balance or balances due from one party to the other or, to the extent permitted by applicable law, such other’s successor, including a successor by operation of law. Such offset may only include balances due under this Agreement and any other reinsurance agreement heretofore or hereafter entered into between the Reinsurer and the Company (whether in the capacity as a reinsured or reinsurer) provided that such other reinsurance agreement(s) relate(s) only to the Subject Business or any portion thereof, regardless of whether such balances are in respect of premiums, commission, losses or otherwise.

B. Entire Agreement. This Agreement (including Stop Loss Reinsurance Contracts Schedules) contain the entire agreement between the parties, and supersede all prior or contemporaneous discussions, negotiations, representations, or agreements, relating to the subject matter hereof.

C. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York (other than any mandatory conflict of law rule which might result in the application of the law of any other jurisdiction).

D. Third Party Rights. This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

E. Headings. The captions of the various sections of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning thereof.

F. Amendments. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

G. Waiver. Except as otherwise provided in this Agreement, any failure or delay on the part of any party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

H. Assignment. No party may assign any of its rights or obligations under this Agreement without the written consent of the other party to this Agreement. Except as otherwise provided in this Agreement, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized directors and officers, as the case may be.

TOKIO MILLENNIUM RE AG

By:	/s/ Michael J. Schell
Name:	Michael J. Schell
Title:	Director

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.

By	/s/ Satoru Komiya
Name:	Satoru Komiya
Title:	Senior Managing Director